                                                                   EXHIBIT 10.58

                                                                  EXECUTION COPY

                         RECEIVABLES PURCHASE AGREEMENT

                           dated as of April 13, 2001

                                      Among

                        STARTEC GLOBAL OPERATING COMPANY

                                   as Seller,


                        STARTEC GLOBAL LICENSING COMPANY

                                   as Seller,

                                       and

                           ALLIED CAPITAL CORPORATION

                                  as Purchaser





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                                TABLE OF CONTENTS


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                                                                                                        PAGE
                                                                                                        ----


ARTICLE I
PURCHASE ARRANGEMENTS...................................................................................  5
Section 1.01       Purchase Facility....................................................................  5
Section 1.02       Increases............................................................................  5
Section 1.03       Decreases............................................................................  6
Section 1.04       Payment Requirements.................................................................  6

ARTICLE II
PAYMENTS AND COLLECTIONS................................................................................  6
Section 2.01       Collection Account...................................................................  6
Section 2.02       Collections Prior to Amortization....................................................  7
Section 2.03       Collections Following Amortization...................................................  7
Section 2.04       Application of Collections...........................................................  7
Section 2.05       Payment Rescission...................................................................  8

ARTICLE III
DISCOUNT
Section 3.01       Discount ............................................................................  8
Section 3.02       Discount Payments....................................................................  8
Section 3.03       Calculation of Discount..............................................................  8

ARTICLE IV
REPRESENTATIONS AND WARRANTIES..........................................................................  8
Section 4.01       Representations and Warranties of Sellers............................................  8
Section 4.02       Purchaser Representations and Warranties.............................................  12

ARTICLE V
CONDITIONS OF PURCHASES..................................................................................13
Section 5.01       Conditions Precedent to Initial Incremental Purchase..................................13
Section 5.02       Conditions Precedent to All Purchases and Reinvestments...............................13

ARTICLE VI
COVENANTS................................................................................................14
Section 6.01       Affirmative Covenants of the Sellers .................................................14
Section 6.02       Negative Covenants of the Sellers.................................................... 18

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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

ARTICLE VII
ADMINISTRATION AND COLLECTION............................................................................19
Section 7.01       Designation of Servicer...............................................................19
Section 7.02       Duties of Servicer....................................................................19
Section 7.03       Responsibilities of Sellers...........................................................20
Section 7.04       Reports...............................................................................20
Section 7.05       Servicing Fees........................................................................20

ARTICLE VIII
AMORTIZATION EVENTS......................................................................................20
Section 8.01       Amortization Events...................................................................20
Section 8.02       Remedies..............................................................................22

ARTICLE IX
INDEMNIFICATION..........................................................................................22
Section 9.01       Indemnities by the Sellers............................................................22
Section 9.02       Other Costs and Expenses..............................................................25

ARTICLE X
MISCELLANEOUS............................................................................................26
Section 10.01      Waivers and Amendments................................................................26
Section 10.02      Notices...............................................................................26
Section 10.03      Protection of Ownership Interests of the Purchaser....................................26
Section 10.04      Confidentiality.......................................................................27
Section 10.05      Limitation of Liability...............................................................27
Section 10.06      Choice of Law.........................................................................27
Section 10.07      Consent to Jurisdiction...............................................................28
Section 10.08      Waiver of Jury Trial..................................................................28
Section 10.09      Integration; Binding Effect; Survival of Terms........................................28
Section 10.10      Counterparts; Severability; Usury Laws; Section References............................28
Section 10.11      Materiality; Material Adverse Effect..................................................29
Section 10.12      Assignment............................................................................29
Section 10.13      Characterization......................................................................29

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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EXHIBITS AND SCHEDULES


Exhibit I         Definitions
Exhibit II        Form of Purchase Notice
Exhibit III       Places of Business of the Sellers; Locations of Records; Federal
                  Employer Identification Number(s)
Exhibit IV        Name and Address of Collection Bank and Collection Account Details
Exhibit V         Form of Compliance Certificate
Exhibit VI        Form of Collection Account Agreement
Exhibit VII       Credit and Collection Policy
Exhibit VIII      Form of Weekly Report

Schedule A        List of Closing Documents
Schedule B        Disclosure Schedule
Schedule C        Identified Accounts Receivables
Schedule D        Excluded Receivables
Schedule E        Commercial Accounts Receivable
Schedule F        Retail Accounts Receivable


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                                                                               4
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                        STARTEC GLOBAL OPERATING COMPANY
                        STARTEC GLOBAL LICENSING COMPANY

                         RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement, dated as of April 13, 2001, is among Startec Global Operating Company, a Delaware corporation ("SGOC" and a "Seller"), Startec Global Licensing Company, a Delaware corporation (a "Seller", and together with SGOC, the "Sellers") and Allied Capital Corporation, a Maryland Corporation (the "Purchaser"). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.


                             PRELIMINARY STATEMENTS

Sellers desire to transfer and assign Purchaser Interests to the Purchaser from time to time. Purchaser shall, in accordance with and subject to the terms and conditions hereof, purchase Purchaser Interests from Sellers from time to time.


                                    ARTICLE I
                              PURCHASE ARRANGEMENTS

                  1.01 PURCHASE FACILITY. (a) Upon the terms and subject to the conditions hereof, Sellers may, at their option, sell and assign Purchaser Interests to Purchaser from time to time during the period from the date hereof to but not including the Facility Termination Date.

                  (b) As of the date of this Agreement the "Purchase Limit" shall be $15,000,000. The "Purchase Price" of any Incremental Purchase of a Purchaser Interest shall mean the least of (i) the amount requested by Sellers in the applicable Purchase Notice delivered in connection with Section 1.02,
(ii) the unused portion of the applicable Purchase Limit on the relevant purchase date and (iii) the excess, if any, of the Net Receivables Balance (less the Loss Reserve) on the relevant purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Weekly Report, taking into account any proposed Incremental Purchase.

                  1.02 INCREASES. Sellers shall provide the Purchaser with at least two (2) Business Days' prior notice in a form set forth as Exhibit II hereto of each Incremental Purchase (a "Purchase Notice"). Each Purchase Notice shall be subject to Section 5.02 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000) and date of purchase (which, in the case of any Incremental Purchase (after the initial Incremental Purchase hereunder), shall only be on a Settlement Date unless otherwise consented to by the Purchaser). On the date of each Incremental Purchase, (a) upon satisfaction of the applicable conditions precedent set forth in Article V, Purchaser shall deposit to the Facility Account, in immediately available funds, no later than 12:00 noon (Washington D.C. time), an amount equal to the Purchase Price of the Purchaser Interest that Purchaser is then purchasing and (b) Sellers hereby sell and assign to Purchaser full legal and beneficial ownership of such Purchaser

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Interest free and clear of any Adverse Claim, except as created in favor of
Purchaser under the Transaction Documents.

                  1.03 DECREASES. Sellers shall provide the Purchaser with prior written notice in conformity with the Required Notice Period (a "Reduction Notice") of any proposed reduction of Aggregate Capital from Collections. Such Reduction Notice shall designate (i) the date (the "Proposed Reduction Date") upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Capital to be reduced which shall be applied to the Purchaser Interests of Purchaser (the "Aggregate Reduction"). Only one (1) Reduction Notice shall be outstanding at any time. No Aggregate Reduction shall be made following the occurrence of the Amortization Date without the consent of the Purchaser.

                  1.04 PAYMENT REQUIREMENTS. All amounts to be paid or deposited by any Seller pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Washington, D.C. time) on the day when due in immediately available funds, and if not received before 12:00 noon (Washington, D.C. time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Purchaser, they shall be paid to the Purchaser, for the account of the Purchaser, by wire transfer of immediately available funds until otherwise notified by the Purchaser. Upon notice to Sellers, the Purchaser may debit the Collection Account for all amounts due and payable hereunder. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

                                   ARTICLE II
                                   COLLECTIONS

                  2.01 COLLECTION ACCOUNT. Sellers hereby irrevocably transfer (which transfer is coupled with an interest) to the Purchaser and NTFC for the benefit of the Purchaser and NTFC, the exclusive ownership, dominion and control over the Collection Account. Sellers hereby authorize the Purchaser and NTFC, and agree that the Purchaser and NTFC shall be entitled to (a) endorse each Seller's name on checks and other instruments representing Collections, (b) enforce the Receivables, the related Contracts, Invoices and the Related Security and (c) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Purchaser rather than Sellers. If at any time Sellers receive any Collections or are deemed to receive any Collections, Sellers shall immediately pay such Collections or Deemed Collections to the Collection Account for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Sellers for the exclusive benefit of the Purchaser.

                  2.02 COLLECTIONS PRIOR TO AMORTIZATION. Prior to the Amortization Date, any Collections and/or Deemed Collections paid to the Collection Account shall be held in trust (a) for the payment of any accrued and unpaid Aggregate Unpaids as the same become due and payable in accordance with the terms of this Agreement, (b) for payment of any Aggregate Reduction and (c) for Reinvestment as provided in this Section 2.02. With respect to any Collections received prior to the Amortization Date, Sellers hereby request and the Purchaser hereby agrees to make, simultaneously with such receipt, a reinvestment (each a "Reinvestment") with that portion of the balance of each and every Collection received that is part of the Purchaser Interest, such that after giving effect to such Reinvestment, the amount of Aggregate Capital of all Purchaser Interests immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Aggregate Capital immediately prior to such receipt. Accordingly, except on days when Aggregate Unpaids are due or there is an Aggregate Reduction, prior to an Amortization Event all Collections shall be paid to the Sellers, in all events subject to any rights of NTFC or Purchaser under the Intercreditor and Subordination Agreement and the NTFC Loan Agreement.

                  2.03 COLLECTIONS FOLLOWING AMORTIZATION. Subject to Section 2.04, on the Amortization Date and on each Business Day thereafter, (a) all Collections received on such day shall be applied for the payment of any accrued and unpaid Obligations outstanding as of such day, (b) after payment of all such Obligations, the portion of Collections received on such day equal to the product of the amount of such Collections multiplied by the then applicable Purchaser Interest shall be applied to reduce the Capital associated with the Purchaser Interest and any other Aggregate Unpaids and (c) after the satisfaction of the amounts payable in (a) and (b) of this Section 2.03, any Collections then remaining shall be retained in the Collection Account for allocation and distribution to Sellers, in all events subject to any rights of NTFC or Purchaser under the Intercreditor and Subordination Agreement and the NTFC Loan Agreement.

                  2.04 APPLICATION OF COLLECTIONS. If there shall be insufficient Collections deposited in the Collection Account to satisfy in full the payments required pursuant to Section 2.03(a) and Section 2.03(b), the Collections shall be distributed as follows:

                           FIRST, to the reimbursement of the Purchaser's costs of collection and enforcement of this Agreement,

                           SECOND, to the Purchaser for the payment of all Accrued Portion of Discount,

                           THIRD, for the payment of all other unpaid
                           Obligations,

                           FOURTH, to the reduction of the Aggregate Capital until the Aggregate Capital is reduced to 0,

                           FIFTH, to the payment of any outstanding Servicing Fees,

                           SIXTH, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Sellers.

                   2.05 PAYMENT RESCISSION. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Sellers shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Purchaser (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

                                   ARTICLE III
                                    DISCOUNT

                  3.01 DISCOUNT. In consideration of each Incremental Purchase (including the initial Incremental Purchase) and each Reinvestment, the Discount shall accrue against, and be paid from, Collections with respect to the Capital associated with the Purchaser Interest for each day that any Capital in respect of the Purchaser Interest is outstanding.

                  3.02 CURRENT PORTION OF DISCOUNT PAYMENTS. On each Settlement Date, Purchaser shall be paid from Collections an aggregate amount equal to all accrued and unpaid Current Portion of Discount in respect of the Capital associated with the Purchaser Interest for the immediately preceding Accrual Period in accordance with Article II. Any accrued and unpaid Current Portion of Discount not paid in full on each Settlement Date shall be referred to as the "Delinquent Current Portion of Discount". The Delinquent Current Portion of Discount shall compound quarterly and shall, commencing as of the first day after each applicable Settlement Date, be subject to the Default Fee to the extent, and until such time, that the Delinquent Current Portion of the Discount and the Default Fee accrued thereon shall be paid in full. The accrued and unpaid Delinquent Current Portion of Discount and the Default Fee accrued thereon shall be payable in full on the Amortization Date.

                  3.03 CALCULATION OF CURRENT PORTION OF DISCOUNT. On the third Business Day immediately preceding each Settlement Date, Purchaser shall calculate the aggregate amount of Current Portion of Discount for the applicable Accrual Period and shall notify Sellers of such aggregate amount. All computations of the Current Portion of Discount shall be made on the basis of a year of 360 days for the actual number of days elapsed.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  4.01 REPRESENTATIONS AND WARRANTIES OF SELLERS.

                  Sellers represent and warrant to Purchaser that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Sellers to Purchaser immediately prior to the execution and delivery of this Agreement (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article IV, and the disclosure with respect to any section of the Disclosure Schedule shall qualify only the corresponding
Section in this Article IV.

                  Subject to the foregoing, each Seller hereby represents and warrants to the Purchaser, as to itself and as to the other Seller, that as of the date hereof and as of the date of each Incremental Purchase and as of the date of each Reinvestment that:

                  (a) Corporate Existence and Power. Such Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Seller is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all

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corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.

                  (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and such Seller's use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Seller is a party have been duly executed and delivered by such Seller.

                  (c) No Conflict. The execution and delivery by such Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate, except where any such violation or contravention would not result in a Material Adverse Effect (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any agreement, contract or instrument to which it or any of its Affiliates is a party or by which it or any of its Affiliates or any of their property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its properties, and do not result in the creation or imposition of any Adverse Claim on any assets of such Seller or its Subsidiaries (except as created hereunder) and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

                  (d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

                  (e) Actions, Suits. Except as set forth on the Disclosure Schedule, there are no actions, suits or proceedings pending, or to the best of such Seller's knowledge, threatened, against or affecting such Seller or any of its properties, in or before any court, arbitrator or other body. Such Seller is not in default with respect to any order of any court, arbitrator or governmental body.

                  (f) Binding Effect. This Agreement and each other Transaction Document to which such Seller is a party constitute the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, subject to any applicable bankruptcy or similar laws affecting creditor's rights generally and to equitable principles.

                  (g) Disclosure. None of the statements made in this Agreement or in the Disclosure Schedule delivered herewith, nor any other written statement or document furnished by or on behalf of either of the Sellers to Purchaser contained, as of its respective date, or now contain (except as disclosed to the Purchaser in writing), any untrue statement of a material fact or as of any such date omitted, or now omit (except as disclosed to the Purchaser in writing), a material fact necessary to make any of the statements contained herein and therein not misleading.

                  (h) Use of Proceeds. No proceeds of any purchase hereunder shall be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the

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Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

                  (i) Good Title. Except as set forth in the Disclosure Schedule, immediately prior to each purchase hereunder, such Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents in favor of Purchaser. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect such Seller's ownership interest in each Receivable, its Collections and the Related Security, to the full extent that such security interest can be perfected by the filing of a financing statement under the UCC. Each Contract which is "chattel paper" within the meaning of Section 9-105 of the UCC of all applicable jurisdictions has been stamped to reflect the fact that such Contract has been assigned to such Seller.

                  (j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Purchaser a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Purchaser's ownership or security interest in the Receivables, the Related Security and the Collections to the full extent such ownership or security interest can be perfected by the filing of financing statements under the UCC (or any comparable law).

                  (k) Places of Business and Locations of Records. The principal places of business and chief executive office of such Seller and the offices where it keeps all of its Records are located at the address(es) listed on
Exhibit III or such other locations of which the Purchaser has been notified in accordance with Section 6.02(a) in jurisdictions where all action required by
Section 10.04(a) has been taken and completed. Such Seller's Federal Employer Identification Number is correctly set forth on Exhibit III.

                  (l) Collections. The conditions and requirements set forth in
Section 6.01(h) and Section 7.02 have at all times been satisfied and duly performed. The name and address of the Collection Bank, together with the account number of the Collection Account for Sellers at the Collection Bank is listed on Exhibit IV. Such Seller has not granted any Person, other than the Purchaser as contemplated by this Agreement, dominion and control of the Collection Account, or the right to take dominion and control of the Collection Account at a future time or upon the occurrence of a future event.

                  (m) Material Adverse Effect. Except as set forth on the Disclosure Schedule, since the date of this Agreement, no event has occurred that would have a Material Adverse Effect.

                  (n) Names. In the past five (5) years, such Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement, and other than eStart and Startec.

                  (o) Ownership of Sellers. SGCC owns, directly or indirectly, 100% of the issued and outstanding capital stock of such Seller, free and clear of any Adverse Claim, except that all of the outstanding shares of capital stock of SGOC are pledged to NTFC. Such capital stock is validly issued, fully paid and non-assessable, and there are no options, warrants or other rights to acquire securities of such Seller.

                  (p) Not a Holding Company or an Investment Company. Such Seller is not a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Seller is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

                  (q) Compliance with Law. Such Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where any failure to comply, either individually or in aggregate, is not reasonably likely to have a Material Adverse Effect. Each Receivable, together with the Contract and Invoice related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract or Invoice is in violation of any such law, rule or regulation, except where such a violation is not reasonably likely to have a Material Adverse Effect.

                  (r) Compliance with Credit and Collection Policy. Such Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract and Invoice, and has not made any change to such Credit and Collection Policy, other than as permitted under
Section 6.02(c), and in compliance with the notification requirements in Section 6.01(a)(v).

                  (s) Payments to Sellers. No transfer by either Seller of any Receivable under this Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. ss.ss. 101 et seq.), as amended.

                  (t) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable in each Weekly Report was an Eligible Receivable as of the date of such Weekly Report.

                  (u) Receivables Balance. Such Seller has determined that, immediately after giving effect to each purchase hereunder (i) the Net Receivables Balance is at least equal to $27 million and (ii) the sum of the Net Receivables Balance plus all Receivables that would be Eligible Receivables but for the fact that they are Delinquent Receivables is at least equal to $35 million.

                  (v) Servicing Agreement. All Retail Accounts Receivables are serviced on behalf of the Sellers under the Invoice Ready Billing and Information Management Services Agreement dated as of July 31, 2000 (the "BCI Agreement") between Billing Concepts, Inc. ("BCI") and SGOC. The BCI Agreement is in full force and effect and no party thereto is in breach of its payment or any other material obligations thereunder. Sellers are not aware of service disputes or other claims involving any retail customers of Sellers or any LEC that invoices such retail customers under the BCI Agreement that could give rise to a right of offset or recoupment or similar claim in favor of BCI that, in the aggregate, would reduce by more than $100,000 the amount of Collections otherwise payable by BCI to Sellers under the BCI Agreement.

                  Section 4.02 PURCHASER REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants, as to itself, to the Sellers that:

                  (a) Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

                  (b) No Conflict. The execution and delivery by Purchaser of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by the Purchaser.

                  (c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Purchaser of this Agreement and the performance of its obligations hereunder.

                  (d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

                                    ARTICLE V
                             CONDITIONS OF PURCHASES

                  Section 5.01 CONDITIONS PRECEDENT TO INITIAL INCREMENTAL PURCHASE. The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that (a) the Purchaser shall have received on or before the date of such purchase those documents listed on Schedule A and (b) the Purchaser shall have received the Consulting Fee and all other fees and expenses required to be paid on such date pursuant to the terms of this Agreement.

                  Section 5.02 CONDITIONS PRECEDENT TO ALL PURCHASES AND REINVESTMENTS. Each purchase of a Purchaser Interest and each Reinvestment shall be subject to the further conditions precedent that in the case of each such purchase or Reinvestment: (a) the Seller shall have delivered to the Purchaser on or prior to the date of such purchase, in form and substance satisfactory to the Purchaser, all Weekly Reports as and when due under Section 7.04 and upon the Purchaser's request, the Servicer shall have delivered to the Purchaser at least three (3) days prior to such purchase or Reinvestment an interim Weekly Report showing the amount of Eligible Receivables, (b) the Facility Termination Date shall not have occurred and (c) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by each Seller as to itself and as to the other Seller that such statements are then true):

                           (i) the representations and warranties set forth in
Section 4.01 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

                           (ii) no event has occurred and is continuing, or
would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and

                           (iii) the Aggregate Capital does not exceed the
Purchase Limit and the Purchaser Interest does not exceed one-hundred percent (100%).

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Sellers to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Sellers to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Purchaser, which right may be exercised at any time on demand of the Purchaser, to rescind the related purchase and direct Sellers to pay to the Purchaser an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

                                   ARTICLE VI
                                    COVENANTS

                  6.01 AFFIRMATIVE COVENANTS OF THE SELLERS. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller hereby covenants, as to itself and as to the other Seller, as set forth below:

                  (a) Reporting. Such Seller shall cause SGCC to maintain, for itself and each of its Subsidiaries including each Seller, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Purchaser:

                           (i) Annual Reporting. Within ninety (90) days after
the close of each of the fiscal years of SGCC (except for Fiscal Year 2000, in which case the delivery date shall be on or before April 17, 2001), audited, unqualified (except as set forth in the Disclosure Schedule) financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for such fiscal year certified in a manner acceptable to the Purchaser by independent public accountants acceptable to the Purchaser.

                           (ii) Quarterly Reporting. Within forty-five (45) days
after the close of each of the first three (3) quarterly periods of each of the fiscal years of SGCC, balance sheets of SGCC as at the close of each such period and statements of income and retained earnings and a statement of cash flows of SGCC for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

                           (iii) Compliance Certificate. Together with the
financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by such Seller's Authorized Officer, as applicable, and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

                           (iv) Bank Reports. Promptly upon the filing thereof,
copies of all reports which are delivered to the Lender under (and as defined in) the NTFC Loan Agreement.

                           (v) Change in Credit and Collection Policy. At least
thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Purchaser's consent thereto.

                           (vi) Other Information. Promptly, from time to time,
such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller as the Purchaser may from time to time reasonably request in order to protect the interests of the Purchaser under or as contemplated by this Agreement.

                  (b) Notices. Such Seller shall notify the Purchaser in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

                           (i) Amortization Events or Potential Amortization
Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller.

                           (ii) Judgment and Proceedings. (A) The entry of any
judgment or decree against such Seller or any of its Affiliates if the aggregate amount of all judgments and decrees then outstanding against such Seller and its Affiliates exceeds $500,000, (B) the institution of any litigation, arbitration proceeding or governmental proceeding against such Seller which could reasonably be expected to have a Material Adverse Effect and (C) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against such Seller or any of its Affiliates.

                           (iii) Material Adverse Effect. The occurrence of any
event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

                           (iv) Defaults Under Other Agreements. The occurrence
of a default or an event of default under any other material financing arrangement pursuant to which such Seller or any of its Affiliates is a debtor or an obligor, including without limitation, the NTFC Loan Agreement.

                  (c) Compliance with Laws and Preservation of Corporate Existence. Such Seller shall comply in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Such Seller shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted.

                  (d) Audits. Such Seller shall furnish to the Purchaser from time to time such information with respect to it and the Receivables as the Purchaser may reasonably request. Such Seller shall, from time to time during regular business hours as requested by the Purchaser upon reasonable notice and at the sole cost of such Seller, permit the Purchaser, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts and Invoices, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person's financial condition or the Receivables and the Related Security or any Person's performance under any of the Transaction Documents or any Person's performance under the Contracts and Invoices and, in each case, with any of the officers or employees of such Person having knowledge of such matters.

                  (e)      Keeping and Marking of Records and Books.

                           (i) Such Seller shall maintain and implement
administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Such Seller shall give the Purchaser notice of any material change in the administrative and operating procedures referred to in the previous sentence.

                           (ii) Such Seller shall (A) on or prior to the date
hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Purchaser, describing the Purchaser Interests and (B) upon the request of the Purchaser at any time following the occurrence of an Amortization Event, (x) mark each Contract and Invoice with a legend describing the Purchaser Interests and (y) deliver to the Purchaser all Contracts and Invoices (including, without limitation, all multiple originals of any such Contract and Invoice) relating to the Receivables.

                  (f) Compliance with Contracts and Credit and Collection Policy. Such Seller shall timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract and Invoice.

                  (g) Ownership. Such Seller shall take all necessary action to establish and maintain, in favor of the Purchaser, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Purchaser (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Purchaser's interest in such Receivables, Related Security and Collections and such other action.

                  (h) Creation of Collection Account; Collections. Such Seller shall cause all Collections to be directly deposited by all Obligors into the Collection Account. In the event any Collections are remitted directly to such Seller or any Affiliate of such Seller, such Seller shall remit (or shall cause all such payments to be remitted) and deposit such Collections into the Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, such Seller shall itself hold as trustee or, if applicable, shall cause such payments to be held in trust for the exclusive benefit of the Purchaser. At all times from and after the date hereof that Purchaser does not have exclusive ownership, dominion and control of the Collection Account, such Seller shall maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) over the Collection Account for the sole benefit of Purchaser.

                  (i) Taxes. Such Seller shall file (on time or no later than the expiration of any extension period) all tax returns and reports required by law to be filed by it and shall promptly pay all taxes and governmental charges at any time owing. Such Seller shall pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Purchaser.

                  (j) Insurance. Such Seller shall maintain in effect, or cause to be maintained in effect, at such Seller's own expense, such casualty and liability insurance as such Seller shall deem appropriate in its good faith business judgment.

                  (k) Concentration Limit Letter Agreement. Such seller shall execute and deliver within ten (10) Business Days of the initial Incremental Purchase the Concentration Limit Letter Agreement.

                  (l) Collection Account Agreement. Such Seller shall cause the Collection Bank to irrevocably transfer (which transfer is coupled with an interest) to the Purchaser and NTFC, for the benefit of Purchaser and NTFC, the exclusive ownership, dominion and control over the Collection Account (including all monies deposited therein) within five (5) Business Days of the date of the initial Incremental Purchase, which transfer shall provide for the joint signing authority of Purchaser and NTFC.

                  6.02 NEGATIVE COVENANTS OF THE SELLERS. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller hereby covenants, as to itself and as to the other Seller, that:

                  (a) Name Change, Offices and Records. Such Seller shall not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have (i) given the Purchaser at least forty-five (45) days' prior written notice thereof and (ii) delivered to the Purchaser all financing statements, instruments and other documents requested by the Purchaser in connection with such change or relocation.

                  (b) Change in Payment Instructions to Obligors. Except as may be required by the Purchaser pursuant to Section 7.02(b) or as otherwise required herein, such Seller shall not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to the Collection Bank for deposit in the Collection Account, unless the Purchaser shall have expressly approved in writing any such addition or termination of a Collection Bank or approved such change in the instructions to Obligor, as applicable.

                  (c) Modifications to Contracts, Invoices and Credit and Collection Policy. Such Seller shall not amend, modify or otherwise make any change to (i) the Credit and Collection Policy, except pursuant to Section 6.01(a)(v) or (ii) any Contract or Invoice that, in the case of (ii), could materially adversely affect the collectibility of the Receivables or materially decrease the credit quality of any newly created Eligible Receivables. Except as provided in Section 7.02(b), the Seller shall not extend, amend or otherwise modify the terms of any Receivable or any Invoice related thereto other than in accordance with the Credit and Collection Policy.

                  (d) Sales, Liens. Such Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract or Invoice under which any Receivable arises, or the Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Purchaser provided for herein), and such Seller shall defend the right, title and interest of the Purchaser, to and under any of the foregoing property, against all Adverse Claims. Such Seller shall not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, the financing or lease of which gives rise to any Receivable.

                                   ARTICLE VII
                          ADMINISTRATION AND COLLECTION

                  7.01 DESIGNATION OF SERVICER. (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the "Servicer") so designated from time to time in accordance with this
Section 7.01. Each Seller is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement in respect of the Receivables that it originates. At any time following the occurrence of an Amortization Event, the Purchaser may at any time designate as Servicer any Person to succeed such Seller or any successor Servicer and the Sellers agree to pay all fees charged by such third party Servicer.

                  (b) Without the prior written consent of the Purchaser, Sellers shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than with respect to certain Charged-Off Receivables and outside collection agencies in accordance with its customary practices.

                  7.02 DUTIES OF SERVICER. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

                  (a) The Servicer shall instruct all Obligors to pay all Collections directly to the Collection Account.

                  (b) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; PROVIDED, HOWEVER, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the Purchaser under this Agreement. Notwithstanding anything to the contrary contained herein, the Purchaser shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security, provided that the Purchaser has given the Sellers seven (7) days' prior notice and during such notice period the outstanding Balance of such Receivable has not been reduced to zero.

                  (c) The Servicer shall hold in trust for the Purchasers and the Sellers, if applicable, all Records that (i) evidence or relate to the Receivables, the related Contracts, Invoices and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Purchaser deliver or make available to the Purchaser all such Records, at a place selected by the Purchaser if Purchaser terminates the Servicer's engagement.

                  (d) Any payment by an Obligor in respect of any indebtedness owed by it to Sellers shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Purchaser, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

                  7.03 RESPONSIBILITIES OF SELLERS. Notwithstanding anything contained herein to the contrary, the exercise by the Purchaser of its rights hereunder shall not release the Sellers from any of their duties or obligations with respect to any Receivables or under the related Contracts or Invoices. The Purchaser shall have no obligation or liability with respect to any Receivables or related Contracts or Invoices, nor shall it be obligated to perform the obligations of Sellers.

                  7.04 REPORTS. The Servicer shall prepare and forward to the Purchaser (a) on Wednesday of each week and at such times as the Purchaser shall request a Weekly Report and (b) at such times as the Purchaser shall request, a listing by Obligor of all Receivables together with the aging in respect of all the Receivables.

                  7.05 SERVICING FEES. In consideration of each Sellers' agreement to act as Servicer hereunder, the Purchaser hereby agrees that, so long as Sellers shall continue to perform as Servicer hereunder, Sellers shall be paid a fee from Collections (the "Servicing Fee") on the first calendar day of each month, in arrears for the immediately preceding month, equal to 1% per annum of the Net Receivables Balance outstanding during such period, as compensation for its servicing activities.


                                  ARTICLE VIII
                               AMORTIZATION EVENTS

                  8.01 AMORTIZATION EVENTS. The occurrence of any one or more of the following events shall constitute an Amortization Event:

                  (a) Any Seller shall fail (i) to make any payment or deposit required hereunder when due (which shall include the insufficiency of Collections deposited in the Collection Account as of any Settlement Date to satisfy in full the payment of the Current Portion of Discount then due in accordance with Section 3.02 hereunder) (ii) to observe or perform any covenant set forth in Section 6.02, 6.01(k) or 6.01(l) or (iii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clauses (i) and (ii) of this paragraph (a) and paragraph 8.01(e)) and such failure shall continue for thirty (30) consecutive days or, if the relevant term, covenant or agreement hereunder is required to be performed in a lesser period of time, such lesser period of time.

                  (b) Any representation or warranty made by any Seller in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made or any certification or statement made by any Seller in connection with the foregoing shall prove to have been incorrect in any material respect when made or deemed made.

                  (c) Failure of either Seller to pay any Indebtedness when due, or the failure of any Affiliate of either Seller to pay any Indebtedness when due, which (i) is payable to Purchaser under any other agreement or instrument to which Starctec Global Communications Corporation is a party or (ii) in the case of any Indebtedness payable to another Person, individually or together with other such Indebtedness as to which is owed Purchaser under any other agreement or instrument any such failures exists has an aggregate outstanding principal amount in excess of $5,000,000; or the default by any Seller or any of its Affiliates in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of any Seller or an Affiliate thereof shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

                  (d) (i) Any Seller, SGCC or any of their Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against Seller, SGCC or any of their Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) any Seller, SGCC or any of their Subsidiaries shall take any corporate or partnership action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

                  (e)      As of any date:

                           (i) the Net Receivables Balance shall be less than
$27 million; or

                           (ii) the sum of the Net Receivables Balance plus all
Receivables that would be Eligible Receivables but for the fact that they are Delinquent Receivables shall be equal to less than $35 million; or

                           (iii) the Purchaser Interest shall exceed 100%.

unless, in the case of clause (i) and (ii) above, (A) the applicable shortfall is, in the sole judgment of the Purchaser, due solely to a timing gap between the dates on which (x) Collections are received in respect of Commercial Accounts Receivable originated in the immediately preceding month and (y) invoices are generated by the Sellers in accordance with billing practices in effect as of the date of this Agreement with respect to Commercial Accounts Receivable for the current month and (B) the portion of the current Net Receivables Balance comprised of Retail Accounts Receivable is at least $10,000,000.

                   (f) A Change of Control shall occur.

                   (g) One or more final judgments for the payment of money shall be entered against either Seller or SGCC in an amount of $5,000,000 or more individually or in the aggregate, on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution.

                  (h) This Agreement shall terminate in whole or in part (except in accordance with their terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of any party thereto, or any Seller or affiliate of a Seller shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

                  (i)  The Facility Termination Date shall occur.

                  8.02 REMEDIES. Upon the occurrence and during the continuation of an Amortization Event, the Purchaser may take any of the following actions:
(i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller; PROVIDED, HOWEVER, that upon the occurrence of an Amortization Event described in Section 8.01(d), or of an actual or deemed entry of an order for relief with respect to any Seller under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) direct the application of all Collections and Deemed Collections in accordance with
Section 2.03 and Section 2.04 hereof, and (v) notify Obligors of the Purchaser's interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Purchaser otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.


                                   ARTICLE IX
                                 INDEMNIFICATION

                  9.01 INDEMNITIES BY THE SELLERS. Without limiting any other rights that the Purchaser may have hereunder or under applicable law,

                  (a) Each Seller hereby agrees to jointly and severally indemnify (and pay upon demand to) the Purchaser and its respective assigns, officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees (which attorneys may be employees of the Purchaser) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Purchaser of an interest in the Receivables, and

                  (b) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of its activities as Servicer (as applicable) hereunder excluding, however, in all of the foregoing instances under this clause (b) or the preceding clause (a);

                           (i) Indemnified Amounts to the extent a final
judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

                           (ii) Indemnified Amounts to the extent the same
includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

                           (iii) taxes imposed by the United States, by the
jurisdiction in which such Indemnified Party's principal executive office is located, or by any other jurisdiction in the United States where such Indemnified Party has established a taxable nexus other than in connection with the transactions contemplated by this Agreement, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchaser of the Purchaser Interest as a loan or loans by the Purchaser to Sellers secured by the Receivables, the Related

Security, the Collection Account and the Collections, but not including any such taxes resulting from the adoption after the date hereof of any law or any amendment or change in the interpretation of any existing or future law that subjects such Indemnified Party to taxes that would not be imposed by any law or the interpretation thereof existing on the date hereof (except for changes in the rate of such taxes); PROVIDED, HOWEVER, that nothing contained in this sentence shall limit the liability of any Seller or limit the recourse of the Purchaser to any Seller for amounts otherwise specifically provided to be paid by such Seller under the terms of this Agreement.

Without limiting the generality of the foregoing indemnification, Sellers shall be jointly and severally liable for indemnifying the Purchaser for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefore would constitute recourse to Seller or the Servicer) relating to or resulting from:

                                    A. any representation or warranty made by
any Seller (or any officers of any such Seller) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

                                    B. the failure by either Seller or the
Servicer to comply with any applicable law, rule or regulation with respect to any Receivable, Contract or Invoice related thereto, or the nonconformity of any Receivable, Contract or Invoice included therein with any such applicable law, rule or regulation to keep or perform any of its obligations, express or implied, with respect to any Contract or Invoice;

                                    C. any failure of either Seller or the
Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

                                    D. any products liability, personal injury
or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract, Invoice or any Receivable;

                                    E. any dispute, claim, offset or defense
(other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Invoice or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                                    F. the commingling of Collections of
Receivables at any time with other funds;

                                    G. any investigation, litigation or
proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interest or any other investigation, litigation or proceeding relating to either Seller or the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

                                    H. any inability to litigate any claim
against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

                                    I. any failure to vest and maintain vested
in the Purchaser for the benefit of the Purchaser, or to transfer to the Purchaser, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interest contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

                                    J. the failure to have filed, or any delay
in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws or the failure to stamp each Contract constituting "chattel paper" within the meaning of
Section 9-105 of the UCC with a notation describing the assignments to either Seller and the Purchaser with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

                                    K. any action or omission by any Seller
which reduces or impairs the rights of the Purchaser with respect to any Receivable or the value of any such Receivable;

                                    L. any attempt by any Person to void any
Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

                                    M. the failure of any Receivable included in
the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

                  9.02 OTHER COSTS AND EXPENSES. Sellers shall pay to the Purchaser on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Purchaser's auditors auditing the books, records and procedures of Sellers, reasonable fees and out-of-pocket expenses of legal counsel for the Purchaser (which such counsel may be employees of the Purchaser) with respect thereto and with respect to advising the Purchaser as to its respective rights and remedies under this Agreement. Sellers shall pay to the Purchaser on demand any and all costs and expenses of the Purchaser, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event. Sellers shall reimburse Purchaser on demand for all other costs and expenses incurred by the Purchaser ("Other Costs"), including, without limitation, the cost of auditing the Purchaser's books by certified public accountants and the reasonable fees and out-of-pocket expenses of counsel for Purchaser or any counsel for any shareholder of

Purchaser with respect to advising Purchaser or such shareholder as to matters relating to Purchaser's operations.




                                    ARTICLE X
                                  MISCELLANEOUS

                  10.01 WAIVERS AND AMENDMENTS. (a) No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

                           (b) No provision of this Agreement may be amended,
supplemented, modified or waived except in a writing agreed to by each of the parties hereto.

                  10.02 NOTICES. Except as provided in this Section 10.02, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective if given by telecopy, upon the receipt thereof, if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or if given by any other means, when received at the address specified in this Section 10.02.

                  10.03 PROTECTION OF OWNERSHIP INTERESTS OF THE PURCHASER. (a) Sellers agree that from time to time, at its expense, it shall promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Purchaser may request, to perfect, protect or more fully evidence the Purchaser Interest, or to enable the Purchaser to exercise and enforce its rights and remedies hereunder. At any time after an Amortization Event has occurred and is continuing, the Purchaser may direct Sellers or the Servicer to notify the Obligors of Receivables, at Sellers' expense, of the ownership or security interests of the Purchaser under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Purchaser or its designee. Sellers or the Servicer (as applicable) shall, at Purchaser's request, withhold the identity Purchaser in any such notification.

                  (b) If any Seller fails to perform any of its obligations hereunder, the Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Purchaser's costs and expenses incurred in connection therewith shall be payable by Sellers as provided in
Section 9.02. Each Seller irrevocably authorizes the Purchaser at any time and from time to time in the sole discretion of the Purchaser, and appoints the Purchaser as its attorney-in-fact, to act on behalf of such Seller (i) to execute on behalf of Sellers as debtor and to file financing statements necessary or desirable in the Purchaser's sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchaser in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Purchaser in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchaser in the Receivables. This appointment is coupled with an interest and is irrevocable.

                  10.04 CONFIDENTIALITY. (a) Each Seller and Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Purchaser and its respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that (i) such Seller and Purchaser and its officers and employees may disclose such information to such Seller's and the Purchaser's external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding and (ii) such Seller and its officers and employees may disclose the Transaction Documents, other than the Concentration Limit Letter Agreement (or any information contained in the Concentration Limit Letter Agreement that may also be contained in any other Transaction Document), to any institution providing or proposing to provide financial services to such Seller, pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Purchaser.

                  (b) Anything herein to the contrary notwithstanding, each Seller hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Purchaser, (ii) by the Purchaser to any prospective or actual assignee or participant of any of them and (iii) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Purchaser may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

                  10.05 LIMITATION OF LIABILITY. Except with respect to any claim arising out of the willful misconduct or gross negligence of Sellers or the Purchaser, no claim may be made by any Seller or any other Person against Sellers or the Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                  10.06 CHOICE OF LAW. This agreement shall be governed by and construed in accordance with the internal laws (but not the law of conflicts) of the District of Columbia.

                  10.07 CONSENT TO JURISDICTION. Each Seller hereby irrevocably submits to the non-exclusive jurisdiction of any united states federal or the courts sitting in the District of Columbia in any action or proceeding arising out of or relating to this agreement or any document executed by such person pursuant to this agreement and each Seller hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of Purchaser to bring proceedings against any Seller in the courts of any other jurisdiction. Any judicial proceeding by any Seller against the Purchaser or any Affiliate of the Purchaser involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement or any document executed by such Seller pursuant to this Agreement shall be brought only in a court in the District of Columbia.

                  10.08 WAIVER OF JURY TRIAL. Each party hereto hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this agreement, any document executed by any Seller pursuant to this agreement or the relationship established hereunder or thereunder.

                  10.09 INTEGRATION; BINDING EFFECT; SURVIVAL OF TERMS.

                  (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

                  (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; PROVIDED, HOWEVER, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller pursuant to Article IV and (ii) the indemnification and payment provisions of
Article IX, and Sections 10.04 and 10.05 shall be continuing and shall survive any termination of this Agreement.

                  10.10 COUNTERPARTS; SEVERABILITY; USURY LAWS; SECTION REFERENCES. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No provision of this Agreement shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. Unless otherwise expressly indicated, all references herein to "Article," "Section," "Schedule" or "Exhibit" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

                  10.11 MATERIALITY; MATERIAL ADVERSE EFFECT. Any reference in the Agreement to any event, change, condition or effect being "material" with respect to any entity means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity and its subsidiaries, taken as a whole. In the Agreement, the words "aware," "knowledge" or similar words, expressions or phrases with respect to a party means the actual knowledge of the executive officers (as defined in SEC Rule 405 of the Securities Act of 1933, as amended (the "Securities Act")), and directors of such party and its subsidiaries, including, without limitation, with respect to the Sellers, Ram Mukunda, Prabhav V. Maniyar and Yolanda S. Faerber.

                  10.12 ASSIGNMENT. Purchaser may at any time and from time to time sell, assign or otherwise transfer to one or more Persons all or any portion of its interest, rights or obligations under this Agreement without either Seller's consent. Neither Seller may assign this Agreement or any of its obligations hereunder without the express written consent of the Purchaser.

                  10.13 CHARACTERIZATION. (a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Sellers; PROVIDED, HOWEVER, that (i) Sellers shall be liable to the Purchaser for all representations, warranties, covenants and indemnities made by Sellers pursuant to the terms of this Agreement and (ii) such sale does not constitute and is not intended to result in an assumption by the Purchaser or any assignee thereof of any obligation of Sellers or any other person arising in connection with the Receivables, the Related Security, or the related Contracts or Invoices or any other obligations of Sellers.

                  (b) In addition to any ownership interest which the Purchaser may from time to time acquire pursuant hereto, Sellers hereby grant to the Purchaser a valid and perfected security interest in all of Sellers' right, title and interest in, to and under the following assets, now existing or hereafter arising: (i) all Receivables, (ii) the Collections, (iii) the Collection Account, (iv) all Related Security, (v) all other rights and payments relating to such Receivables, (vii all proceeds of any of the foregoing, and (vii) all other assets to, under or in which the Purchaser has acquired, may hereafter acquire and/or purports to have acquired an interest hereunder prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

                            [SIGNATURE PAGES FOLLOW]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                        STARTEC GLOBAL OPERATING COMPANY
                        as Seller

                        By:  /s/ PRABHAV V. MANIYAR
                           ------------------------------------
                           Name: Prabhav V. Maniyar
                           Title: Vice President and Secretary


                           Address:
                           1151 Seven Locks Road,
                           Potomac, MD 20854

                        STARTEC GLOBAL LICENSING COMPANY
                        as Seller

                        By:  /s/ PRABHAV V. MANIYAR
                           ------------------------------------
                           Name: Prabhav V. Maniyar
                           Title: Vice President and Secretary

                           Address:
                           1151 Seven Locks Road,
                           Potomac, MD 20854

                         ALLIED CAPITAL CORPORATION

                         By:  /s/ SCOTT S. BINDER
                            ------------------------------------
                            Name:     Scott S. Binder
                            Title:    Managing Director

                            Address:
                            1919 Pennsylvania Avenue, NW
                            Third Floor
                            Washington, DC  20006
                            Fax:   (202) 659-2053

                                    EXHIBIT I
                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Accrual Period" means each fiscal quarter of Sellers, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) June 30, 2001.

                  "Accrued Portion of Discount" shall mean for each respective Accrual Period relating to the Purchaser Interest, the accrued portion of the Discount payable on the Amortization Date equal to the product of (a) 5% multiplied by (b) the Capital of such Purchaser Interest, computed for each day elapsed during such Accrual Period on an annualized basis.

                  "Adverse Claim" means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person other than the NTFC Security Interest, other than the interest, if any, of Billing Concepts, Inc. referred to in the Consent and Estoppel Agreement.

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

                  "Aggregate Capital" means, on any date of determination, the aggregate amount of Capital of the Purchaser Interest outstanding on such date.

                  "Aggregate Reduction" has the meaning specified in
         Section 1.03.

                  "Aggregate Unpaids" means, at any time, an amount equal to the sum of Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

                  "Agreement" means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

                  "Amortization Date" means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 5.02 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 8.01(d)(ii),
         (iii) the Business Day specified in a written notice from the Purchaser following the occurrence of any other Amortization Event, and (iv) the date which is fifteen (15)

         Business Days after the Purchaser's receipt of written notice from Sellers that they wish to terminate the facility evidenced by this Agreement.

                  "Amortization Event" has the meaning specified in Article
         VIII.

                  "Authorized Officer" means, with respect to any Person, its president, corporate controller, treasurer or chief financial officer.

                  "BCI" means Billings Concepts, Inc., as Delaware Corporation.

                  "BCI Agreement" means the Invoice Ready Billing and Information Management Services Agreement, dated as of July 31, 2001, between SGOC and BCI.

                  "Business Day" means any day on which banks are not authorized or required to close in New York, New York and The Depository Trust Company of New York is open for business.

                  "Capital" of the Purchaser Interest means, at any time, (i) the Purchase Price of the Purchaser Interest, minus (ii) (x) the sum of the aggregate amount of Collections and (y) all other payments received by the Purchaser which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; PROVIDED, that such Capital shall be restored (in accordance with Section 2.05) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

                  "Change of Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of SGCC, (ii) SGCC shall cease to own, free and clear of all Adverse Claims, directly or indirectly, all of the outstanding capital stock issued and outstanding of either Seller or (iii) SGCC shall cease to own directly, free and clear of all Adverse Claims, all of the outstanding shares of voting stock of either Seller.

                  "Charged-Off Receivable" means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 8.01(d) (as if references to Seller therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off either Seller's books as uncollectible, (iv) which has been identified by either Seller as uncollectible or (v) which is a Defaulted Receivable.

                  "Collection Account" means a depositary account owned by Purchaser and NTFC in which all Collections are required to be deposited for the benefit of Purchaser and NTFC.

                  "Collection Bank" means First Union Bank or any bank that holds the Collection Account.

                  "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

                  "Commercial Accounts Receivable" shall mean all accounts receivable set forth on Schedule E hereto.

                  "Concentration Limit" means, at any time, for any Obligor, the limit set forth in the Concentration Limit Letter Agreement, or such other amount (a "Special Concentration Limit") for such Obligor as set forth in the Concentration Limit Letter Agreement or as otherwise designated by the Purchaser; PROVIDED, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that the Purchaser may, upon not less than five (5) Business Days' notice to Sellers, cancel any Special Concentration Limit.

                  "Concentration Limit Letter Agreement" means that certain letter agreement in a form mutually agreed upon between Purchaser and Sellers, between the Sellers and the Purchaser, regarding the Concentration Limit and designating certain Special Concentration Limits, as it may be amended or modified and in effect from time to time. "Consent and Estoppel Agreement" means that certain Consent and Estoppel Agreement, dated April __, 2001, by and between Billing Concepts, Inc., a Delaware corporation, SGCC, SGOC, SGLC and Purchaser.

                  "Consulting Fee" means $300,000 payable by Sellers to Purchaser as provided in Section 5.01 hereof.

                  "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

                  "Contract" means, with respect to any Receivable, any and all instruments, agreements or other writings (other than the related Invoice) pursuant to which such Receivable arises or which evidences such Receivable.

                  "Credit and Collection Policy" means Sellers' credit and collection policies and practices relating to Contracts, Invoices and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.

                  "Current Portion of Discount" shall mean for each respective Accrual Period relating to the Purchaser Interest the current portion of the Discount payable on each Settlement Date equal to the product of (a) 11% multiplied by (b) the Capital of such Purchaser Interest, computed for each day elapsed during such Accrual Period on an annualized basis.

                  "Current Portion of Discount Reserve" means on any date, an amount equal the Current Portion of Discount that is accrued and unpaid of such date.

                  "Deemed Collections" means the aggregate of all amounts Sellers shall have been deemed to have received as a Collection of a Receivable. Sellers shall be deemed to have received a Collection of a Receivable if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Sellers (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), in which case the Deemed Collection amount shall equal the amount by which such Collection is reduced or (ii) any of the representations or warranties in Article V are no longer true with respect to any such Receivable, in which case the Deemed Collection amount shall be equal to the full amount of such Collection.

                  "Default Fee" means with respect to any amounts due and payable by Sellers in respect of any Aggregate Unpaids, an amount equal to the interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 18%.

                  "Default Ratio" means, as at the last day of any calendar month, a percentage equal to (i) the sum of (A) the aggregate Outstanding Balance of all Defaulted Receivables as of such day plus
         (B) the aggregate Outstanding Balance of all Receivables (other than Defaulted Receivables) that became Charged-Off Receivables during such month, divided by (ii) the aggregate Outstanding Balance of all Receivables as of such day.

                  "Defaulted Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for ninety (90) days or more from the original invoice date for such payment, provided that any Receivable in respect of which BCI provides billing services shall not be considered a Defaulted Receivable for purposes of the definition of "Eligible Receivable" and the Deemed Collection provisions of this Agreement unless and until such Receivable shall have aged more than 105 days from date of transmission by Sellers to BCI of billing tapes in accordance with Sellers' past billing practice.

                  "Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for sixty-one (61) days or more, but less than ninety (90) days, from the original invoice date for such payment, provided that (i) any Receivable in respect of which BCI provides billing services shall not be considered a Delinquent Receivable for purposes of the definition of "Eligible Receivable" and the Deemed Collection provisions of this Agreement unless such Receivable shall have aged more than 105 days from date of transmission by Sellers to BCI of billing tapes in accordance with Sellers' past billing practice, and (ii) a Receivable in respect of which Worldcom is the Obligor shall not be considered a Delinquent Receivable for purposes of the definition of "Eligible Receivable" and the Deemed Collection provisions of this Agreement unless and until such Receivable shall have aged 75 days from its original invoice date.

                  "Designated Obligor" means an Obligor indicated by the Purchaser to Sellers in writing.

                  "Discount" means for each respective Accrual Period relating to the Purchaser Interest, the product of (x) 16% multiplied by (y) the Capital of such Purchaser Interest (which Capital shall be deemed to include Delinquent Portion of Current Discount in accordance with
         Section 3.02) computed for each day elapsed during such Accrual Period on an annualized basis.

                  "Eligible Receivable" means, at any time, a Receivable:

                  (i) the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (b) is not an Affiliate of any of the parties hereto; (c) is not a Designated Obligor; and (d) is not a government or a governmental subdivision or agency,

                  (ii) the Obligor of which is not the Obligor of any Charged-Off Receivable which in the aggregate constitute more than twenty-five percent (25%) of all Receivables of such Obligor,

                  (iii) which is not a Charged-Off Receivable, Defaulted Receivable or Delinquent Receivable,

                  (iv) which by its terms is due and payable within forty-five
                  (45) days of the original billing date therefore, has not had its payment terms extended, and has not had its original billing date changed for any portion thereof,

                  (v) which is either (a) an "account" within the meaning of
                  Section 9-106 of the UCC of all applicable jurisdictions or
                  (b) a general intangible within the meaning of the UCC.

                  (vi) which arises under an Invoice which represents all or part of the sale price of merchandise, insurance and services within the meaning of the Investment Company Act of 1940,
                  Section 3(c)5, as amended,

                  (vii) which is denominated and payable only in United States dollars in the United States,

                  (viii) which arises under an Invoice which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

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


                  (ix) which arises under a Contract which (a) either does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Seller any of its assignees under such Contract or requires such consent and such consent has been obtained within sixty (60) days of the date hereof and (b) does not contain a confidentiality provision that purports to restrict the ability of the Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract and Invoices,

                  (x) which arises under a Invoice that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Seller,

                  (xi) which, together with the Contract and Invoice related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract or Invoice related thereto is in violation of any such law, rule or regulation,

                  (xii) which satisfies all applicable requirements of the Credit and Collection Policy,

                  (xiii) which was generated in the ordinary course of the applicable Seller's business,

                  (xiv) which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Seller, and not by any other Person (in whole or in part),

                  (xv) as to which the Purchaser has not notified Sellers that the Purchaser has determined in good faith that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract or an Invoice that is not acceptable to the Purchaser,

                  (xvi) which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Seller or any other Adverse Claim, and the Obligor thereon holds no right as against the applicable Seller to cause such Seller to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); PROVIDED, that in the case of a Receivable which may be subject to set-off due to the fact that a Seller has a payable outstanding to the related Obligor, that portion, if any, of such Receivable which is in excess of such payable, shall be an "Eligible Receivable",

                  (xvii) as to which (a) the applicable Seller has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, (b) no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor and (c) no "bill and hold" arrangement applies, and

                  (xviii) as to which the Invoice in respect thereto is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Excluded Receivable" means a Receivable described on Schedule D, as such schedule may be modified from time to time by the Sellers with the consent of the Purchaser.

                  "Facility Account" means Sellers' operating account at First Union Bank in Charlotte, North Carolina having the following account number: 2000005780268.

                  "Facility Termination Date" means the earliest of (i) April ___, 2003 and (ii) the Amortization Date.

                  "Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as amended and any successor statute thereto.

                  "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Washington D.C. time) for such day on such transactions received by the Purchaser from three federal funds brokers of recognized standing selected by it.

                  "Finance Charges" means, with respect to a Receivable, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to the related Contract and Invoice.

                  "GAAP" means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

                  "Identified Accounts Receivable" means all accounts receivable set forth on Schedule C hereto.

                  "Incremental Purchase" means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

                  "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

                  "Intercreditor and Subordination Agreement" means the Intercreditor and Subordination Agreement, dated April ___, 2001, among Purchaser, SGOC and NTFC, including all successors and assigns to such parties.

                  "Invoice" means, with respect to any Receivable, an invoice that conforms to form required by the Credit and Collection Policy.

                  "Loss Horizon Ratio" means, as of the last day of any calendar month, a percentage equal to (i) the Seller Sales during the three-month period ended on such date, divided by (ii) the aggregate Outstanding Balance of all Eligible Receivables as of such date.

                  "Loss Percentage" means, at any time, the greater of (i) 15% and (ii) (a) two (2) times (b) the Loss Ratio, times (c) the Loss Horizon Ratio (in each case as determined as of the last day of the calendar month then most recently ended).

                  "Loss Ratio" means, as of the last day of any calendar month, a percentage equal to the highest three-month rolling average Default Ratio as of the last day of any of the twelve (12) months then most recently ended.

                  "Loss Reserve" means, on any date, an amount equal to the Loss Percentage multiplied by the Net Receivables Balance at such time.

                  "Material Adverse Effect" means a material adverse effect on
         (i) the financial condition or operations of any Seller or SGCC, (ii) the ability of any Seller or any of its Subsidiaries to perform its obligations under any Transaction Document, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Purchaser's interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

                  "Net Receivables Balance" means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor.

                  "NTFC" means NTFC Capital Corporation, a Delaware corporation, and any successor or assign of NTFC in respect of its rights and obligations under the NTFC Loan Agreement.

                  "NTFC Loan Agreement" means the Loan and Security Agreement, dated as of December 31, 1998, by and between NTFC Capital Corporation, a Delaware corporation and SGCC, including all successors and assigns to such parties, as amended, supplemented, modified or waived.

                  "NTFC Security Interest" means any and all security interests assigned, conveyed, granted or otherwise transferred by SGCC to NTFC under the NTFC Loan Agreement.

                  "Obligations" means (i) all amounts payable as Discount, (ii) all amounts payable pursuant to Article IX and (iii) all Default Fees (including those Default Fees payable pursuant to Section 3.02 hereof).

                  "Obligor" means a Person obligated to make payments pursuant to a Contract and/or Invoice.

                  "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

                  "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Potential Amortization Event" means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

                  "Proposed Reduction Date" has the meaning set forth in
        Section 1.03.

                  "Purchase Limit" has the meaning set forth in Section 1.01.

                  "Purchase Notice" has the meaning set forth in Section 1.02.

                  "Purchase Price" has the meaning set forth in Section 1.01.

                  "Purchaser" has the meaning set forth in the preamble to this Agreement.

                  "Purchaser Interest" means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

                                        C
                                 NRB - LR - APD

                              where:

                                    C =  the Capital of the Purchaser Interest
                                   LR =  the Loss Reserve
                                  APD =  Accrued Portion of Discount
                                  NRB =  Net Receivables Balance


                  Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, the Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by the Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

                  "Receivable" means, in respect to the Included Receivables, all indebtedness and other obligations owed to each Seller (at the time it arises, and before giving effect to any transfer or conveyance hereunder) or in which Sellers have a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by the applicable Seller and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. The Term "Receivable" shall not include any Excluded Receivable. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual Invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; PROVIDED HOWEVER, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or either Seller treats such indebtedness, rights or obligations as a separate payment obligation.

                  "Records" means, with respect to any Receivable, all Contracts, Invoices and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefore and the related Obligor.

                  "Reduction Notice" has the meaning set forth in Section 1.03.

                  "Reinvestment" has the meaning set forth in Section 2.02.

                  "Related Security" means, with respect to any Receivable:

                  (i) all of either Seller's interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by the applicable Seller gave rise to such Receivable, and all insurance contracts with respect thereto,

                  (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

                  (iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

                  (iv) all service contracts and other contracts and agreements associated with such Receivable,

                  (v) all Records (other than Contracts) related to such Receivable and all rights (with respect to enforcement or otherwise) under the Contracts related to such Receivable, and

                  (vi) all proceeds of any of the foregoing.

                  "Required Notice Period" means (i) in cases where the Aggregate Reduction is greater than or equal to $500,000, two (2) Business Days and (ii) in cases where the Aggregate Reduction is less than $500,000, five (5) Business Days.

                  "Retail Accounts Receivable" shall mean those accounts receivable set forth on Schedule F thereto.

                  "Seller" has the meaning set forth in the preamble to this Agreement.

                  "Seller Parties" has the meaning set forth in the preamble to this Agreement.

                  "Sellers" has the meaning set forth in the preamble to this Agreement.

                  "Sellers Interest" means, at any time, an undivided percentage ownership interest of Sellers in the Receivables, Related Security and all Collections with respect thereto equal to (i) one, minus (ii) the Purchaser Interest.

                  "Sellers Sales" means, in respect of any period, aggregate sales by the Sellers that shall have given rise to Receivables in accordance with generally accepted accounting principles.

                  "Servicer" means at any time the Person (which may be the Purchaser) then authorized pursuant to Article VII to service, administer and collect Receivables as set forth in Article VII.

                  "Servicing Fee" has the meaning set forth in Section 7.06.

                  "Settlement Date" means the fifth (5th) Business Day of each quarter (or such other day as agreed to by the Sellers and the Purchaser in writing).

                  "Settlement Period" means the immediately preceding Accrual Period in respect of the Purchaser Interest.

                  "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of either Seller.

                  "Transaction Documents" means, collectively, this Agreement, each Purchase Notice, the Collection Account Agreement, the Concentration Limit Letter Agreement, the Intercreditor and Subordination Agreement, the Consent and Estoppel Agreement and all other instruments, documents and agreements executed and delivered in connection herewith.

                  "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

                  "Weekly Report" means a report, in substantially the form of
         Exhibit X hereto (appropriately completed), furnished by the Servicer to the Purchaser pursuant to Section 7.04.

                  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.



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